Exhibit 5.1

Eric Blanchard

T: +1 212 479 6565

eblanchard@cooley.com

June 3, 2024

iLearningEngines, Inc.

6701 Democracy Blvd., Suite 300

Bethesda, MD 20817

Re:	iLearningEngines, Inc. — Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to iLearningEngines, Inc., a Delaware corporation (the “Company”) (f/k/a Arrowroot Acquisition Corp.), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement’) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the sale of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), upon the exercise of warrants issued by the Company, and (b) the resale of shares of Common Stock and warrants issued by the Company, as follows:

(i)	the sale by the Company of up to 22,624,975 shares of Common Stock (the “Warrant Shares”), consisting of:

●	up to 8,250,000 shares of Common Stock (the “Private Warrant Shares”) issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants (the “Private Warrants”) originally issued in a private placement by the Company; and

●	up to 14,374,975 shares of Common Stock (the “Public Warrant Shares”) issuable by the Company upon the exercise by the holders thereof of certain outstanding warrants (the “Public Warrants”, and together with the Private Warrants, the “Warrants”) by the holders thereof.

(ii)	the resale of up to 100,759,848 shares of Common Stock (the “Selling Stockholder Shares”), consisting of:

●	8,089,532 shares of Common Stock issued upon the conversion of the convertible notes due in October 2026 originally issued to investors in a private placement pursuant to convertible note purchase agreement dated March 21, 2024 (the “2024 Convertible Note Purchase Agreement”) and subsequently issued pursuant to that certain Agreement and Plan of Merger and Reorganization by and among Arrowroot Acquisition Corp., ARAC Merger Sub, Inc., and Legacy iLearningEngines, dated as of April 27, 2023 (the “Merger Agreement”);

●	6,787,500 shares of Common Stock originally issued in a private placement to Arrowroot Acquisition LLC (“Sponsor”) pursuant to a subscription agreement dated as of November 18, 2020 by and between the Company and Sponsor (the “Sponsor Agreement”) prior to the Company’s initial public offering;

Cooley LLP 55 Hudson Yards New York, NY 10001
t: (212) 479 6000 f: (212) 479 6275 cooley.com

iLearningEngines, Inc.

June 3, 2024

Page Two

●	71,508,370 shares of Common Stock issued to certain directors and officers of iLearningEngines Inc. (“Legacy iLearningEngines”) pursuant to the Merger Agreement;

●	82,091 shares of Common Stock issued pursuant to that certain Non-Redemption Agreement, by and among Arrowroot Acquisition Corp., Arrowroot Acquisition LLC and the investor (the “Non-Redemption Agreement”);

●	3,763,378 shares of Common Stock issued to Venture Lending & Leasing IX, Inc. and WTI Fund X, Inc. pursuant to the Second Omnibus Amendment to certain loan documents between Legacy iLearningEngines, In2vate, L.L.C., the Company (solely with respect to issuance of shares of Common Stock) and the lenders party thereto, dated March 27, 2024 (the “Second Omnibus Amendment”);

●	460,384 shares of Common Stock issued to the Sponsor upon the repayment of the promissory notes, each dated June 13, 2023, March 6, 2023, February 23, 2023 and December 29, 2021 (the “Promissory Notes”);

●	up to 78,730 shares of Common Stock (the “RSU Shares”) issuable upon the settlement of unvested RSUs that were initially granted by Legacy iLearningEngines and assumed by the Company pursuant to the Merger Agreement;

●	511,073 shares of Common Stock that were issued pursuant to that certain amendment to the BTIG Engagement Letter (the “BTIG Amendment”), dated as of March 27, 2024, by and between Arrowroot Acquisition Corp. and BTIG, LLC, in connection with the payment of transaction expenses;

●	1,022,146 shares of Common Stock that were issued pursuant to that certain fee modification agreement (the “Fee Modification Agreement”), dated as of March 27, 2024, by and between Arrowroot Acquisition Corp. and Cantor Fitzgerald & Co.;

●	221,465 shares of Common Stock that were issued pursuant to that certain amendment to the Letter Agreement (the “Cooley Agreement”), dated as of March 27, 2024, by and between Cooley LLP and Arrowroot Acquisition Corp., in connection with the payment of transaction expenses; and

●	up to 8,250,000 shares of Common Stock issuable upon exercise of the Private Warrants;

(iii)	8,250,000 Private Warrants (the “Resale Warrants”).

We understand that the Warrants have been issued in book entry form pursuant to a Warrant Agreement, dated March 4, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”) as permitted by the Warrant Agreement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Merger Agreement, (d) the 2024 Convertible Note Purchase Agreement, (e) the Warrant Agreement and the form of Warrants attached as an exhibit thereto, (f) the Promissory Notes, (g) the Second Omnibus Amendment and documents related thereto, (h) the Non-Redemption Agreement, (i) the Sponsor Agreement, (j) the BTIG Amendment, (k) the Fee Modification Agreement, (l) the Cooley Agreement and (m) such other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP 55 Hudson Yards New York, NY 10001
t: (212) 479 6000 f: (212) 479 6275 cooley.com

iLearningEngines, Inc.

June 3, 2024

Page Three

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of Common Stock.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Resale Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Resale Warrants constituting valid and binding obligations of the Company:

(i)	Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)	Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)	We express no opinion as to any provision of the Resale Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties; (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (c) restricts non-written modifications and waivers; (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (e) relates to exclusivity, election or accumulation of rights or remedies; (f) authorizes or validates conclusive or discretionary determinations; or (g) provides that provisions of the Resale Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)	We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Resale Warrants.

Cooley LLP 55 Hudson Yards New York, NY 10001
t: (212) 479 6000 f: (212) 479 6275 cooley.com

iLearningEngines, Inc.

June 3, 2024

Page Four

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Resale Warrants constitute valid and binding obligations of the Company.

3.	The Selling Stockholder Shares, other than the RSU Shares and any Warrant Shares included in the Selling Stockholder Shares, are validly issued, fully paid and nonassessable.

4.	The RSU Shares included in the Selling Stockholder Shares, when issued, and if applicable paid for, in accordance with the terms of the restricted stock units, will be validly issued, fully paid and nonassessable.

5.	The Private Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Private Warrants will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Eric Blanchard
Eric Blanchard

Cooley LLP 55 Hudson Yards New York, NY 10001
t: (212) 479 6000 f: (212) 479 6275 cooley.com